                                                                   EXHIBIT (B)


After due inquiry and to the best of my knowledge and belief, I hereby certify that the following is a fair and accurate English translation of the commitment letter of Dresdner Bank dated October 25, 1996.


                                        by /s/ Karl Gruter
                                           ------------------------
                                               Name:   Karl Gruter
                                               Title:  General Counsel,
                                                       Henkel KGaA


                        [Letterhead of Dresdner Bank AG]

Highly confidential
To the
Board of Managing Directors
Henkel KGaA
Henkelstr. 67

40589  Dusseldorf

                                        Dusseldorf, 25.10.1996


Dear Sirs,

With respect to the discussions we have had we hereby agree to provide you, on the basis of our General Business Conditions, with the follow credit facility:

Borrower:                          Henkel KGaA

Amount:                            DM 1,800,000,000.00
                                   (in words:  Deutsche Mark one
                                   billion and eighthundredthousand
                                   million)

Purpose:                           acquisition interim financing

Maturity:                          31st May 1997

Collateral:                        none



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Usage:                             in one lump sum, or in partial
                                   amounts denominated in Dm or US$
                                   to be provided by the Euro- or
                                   domestic DM Market

Conditions:
       interest rate:              margin of 0.25% p.a. above
                                   reference rate (i.e. Libor or
                                   Fibor)
       commitment fee:             0.06% p.a. on the unutilised
                                   portion of the of the facility
       flat fee:                   one time payment of DM 400,000.00
                                   payable at maturity.  Should the
                                   average utilisation be above 20%
                                   of the a.m. facility such fee will
                                   be reduced to DM 200,000.00; in
                                   case of an average utilisation of
                                   greater than 50% of the facility
                                   no fee will have to be paid.

We are pleased to be able to provide you with the a.m. facility and look forward to your earliest acceptance of our offer by signing the enclosed copy of this letter.

Sincerely yours,

Dresdner Bank AG in Dusseldorf


/s/ Giselbert H. Behr                       /s/    Dieter Brauer
    -----------------------                        --------------------

We accept your offer set out hereinbefore.

Dusseldorf, November 5, 1996

Henkel KGaA

/s/ Dr. Lehner                              /s/    Dr. Steinebach
    -----------------------                        ---------------------






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